Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-249271, 333-249270, and 333-182642 on Form S-3 and Registration Statement Nos. 333-142271 and 333-211905 on Form S-8 of our report dated February 18, 2021, relating to the financial statements of Front Range Pipeline LLC appearing in this Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 19, 2021